Exhibit 99.2

IR CONTACT:	Kate Patterson	MEDIA CONTACT:	Brigitte Engel
	Websense, Inc.		Websense, Inc.
	(858) 320-8072		(858) 320-9270
	kpatterson@websense.com		bengel@websense.com

N E W S   R E L E A S E

Websense Announces 2006 CEO Succession Plan

Carrington to Remain CEO During Search and Retain Chairmanship After Transition

SAN DIEGO, January 26, 2005—Websense, Inc. (NASDAQ: WBSN), the leading provider of employee Internet management solutions, today announced that John Carrington and the Websense Board of Directors have initiated a succession process to identify a new chief executive officer for Websense.  Mr. Carrington and the Board hope to identify the potential successor before January 2006, although there is no deadline for this process.  Carrington will remain in his current role as chief executive officer until a successor is identified, and will retain his role as executive Chairman of the Board following the transition.

Under Carrington’s leadership since 1999, Websense has grown from a start-up URL filtering company with less than $9 million in annual revenue to a leading provider of employee Internet management solutions with more than $111 million in annual revenue and more than $1 billion in market capitalization.  Additionally, Websense is one of only seven companies, out of more than 140, that completed an initial offering in the first quarter of 2000 and currently has a market capitalization greater than at the initial offering.  In the last two years, with Carrington’s vision and guidance, Websense has become a leading provider of database-driven security solutions that close the gaps in enterprise security infrastructures left by existing anti-virus, intrusion detection and firewall solutions.

“The last six years at Websense have been both exciting and fulfilling.  In each year, the company has achieved successive milestones in billings, revenue, installed base and operating performance, and has continued to expand beyond its URL filtering roots to address the enormous opportunities of the enterprise security market,” said Carrington.  “CEO succession planning is a natural and necessary responsibility of a growing, successful company.  I believe the time is now right to recruit a new CEO who will devote the same energy and commitment to Websense that I have, but who will also bring new expertise and a fresh perspective while managing the next phase of the company’s growth.  While I anticipate that we will be able to attract top quality candidates and will bring the process to its conclusion in

2006 or earlier, I am fully committed to retaining the CEO title and its responsibilities until the right person is identified.  Following the transition, as executive chairman, my focus will shift from day-to-day operations to more long-term strategic initiatives involving new technologies, possible acquisitions and strategic partnerships,” Carrington added.

The Board of Directors has formed a CEO Selection Committee, chaired by John Schaefer, to conduct the search for a new chief executive officer. Speaking on behalf of the Board, John Schaefer said, “John Carrington’s contribution to the ongoing success of Websense is immeasurable.  We respect John’s decision to transfer responsibility for the day-to-day management of Websense and appreciate his long-term commitment to remain actively involved with the company as executive chairman.  While he will be difficult to replace, with the many assets held by Websense, including the depth of the current management team, the strength of its technology, and the market opportunity available, we believe we will be successful in recruiting a highly respected CEO with a proven track record,”  added Schaefer.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

 This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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